
                  PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                 Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION

(Dollars in thousands)
                                            1993        1992         1991
                                            ----        ----         ----

 Short-term debt                       $   82,718      72,539       62,949
 Current portion of long-term debt         17,210      42,166       35,032
 Long-term debt                           547,285     373,766      381,968
                                       -----------  ----------   ----------
 Total debt                               647,213     488,471      479,949
 Minority interest in subsidiaries         62,217      50,751       35,156
 Common shareholders' equity            2,022,099   1,972,453    1,859,286
                                       -----------  ----------   ----------
 Total capitalization                  $2,731,529   2,511,675    2,374,391
                                       ===========  ==========   ==========

 Ratio of total debt to total
  capitalization                             23.7%       19.4%        20.2%
                                       ===========  ==========   ==========

